UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

Carter’s, Inc.
The William Carter Company

(Exact name of each registrant as specified in its charter)

Delaware Massachusetts	001-31829 333-22155	13-3912933 04-1156680
(States or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

The Proscenium,
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309

(Address of principal executive offices, including zip code)

(404) 745-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2005, The William Carter Company (“TWCC”), a wholly owned subsidiary of Carter’s, Inc. (“Carter’s”), entered into a Credit Agreement (the “Credit Agreement”) by and among TWCC; the Lenders party thereto; Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Collateral Agent; Credit Suisse, as Syndication Agent; Banc of America Securities LLC and Credit Suisse as Joint Lead Arrangers and Joint Bookrunning Managers; and JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wachovia Bank, National Association, as Co-Documentation Agents.

A description of the material terms of the Credit Agreement follows.   This description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed with this Current Report as Exhibit 1.01.

Capitalized terms used in the description below without definition shall have the meanings specified in the Credit Agreement.

FACILITIES

The Credit Agreement consists of (i) a term loan facility of $500,000,000 to finance in part the acquisition of OshKosh B’Gosh, Inc., the previously announced tender offer and consent solicitation and  the refinancing of its existing credit facility, and to pay related fees and expenses and (ii) a committed revolving credit facility in an aggregate principal amount of up to $125,000,000 for working capital and general corporate purposes, for the issuance of letters of credit and to pay any fees and expenses incurred in connection with the above transactions.

INTEREST RATES

The Credit Agreement provides for two pricing options for our Term Loans:  (i) Term Loans on which interest is payable quarterly at a Base Rate equal to the higher of (x) the Federal Funds Rate plus 1/2 of 1% or (y) rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus an Applicable Rate initially equal to 0.75% and subject to adjustment downward based on improvements in the Leverage Ratio and senior credit rating of the Company and (ii) Term Loans on which interest accrues for one, two, three, six or if, generally available, nine or twelve month interest  periods (but is payable not less frequently than every  three  months) at a rate of interest  per  annum equal to an adjusted British Bankers Association LIBOR Rate, plus an Applicable Margin initially equal to 1.75% per annum and subject to adjustment downward based on improvements in the Leverage Ratio and senior credit rating of the Company.

The Credit Agreement also provides for two pricing options for our Revolving Loans:  (i) Revolving Loans on which interest is payable quarterly at a Base Rate equal to the higher of (x) the Federal Funds Rate plus 1/2 of 1% or (y) rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus an Applicable Rate initially equal to 0.75% and subject to adjustment downward based on improvements in the Leverage Ratio of the Company and (ii) Revolving Loans on which interest accrues for one, two, three, six or if, generally available, nine or twelve month interest  periods (but is payable not less frequently than every  three  months) at a rate of interest  per  annum equal to an adjusted British Bankers Association LIBOR Rate, plus an Applicable Margin initially equal to 1.75% per annum and subject to adjustment downward based on improvements in the Leverage Ratio of the Company.

COMMITMENT FEES

A commitment fee initially equal to 0.50% per annum will be payable quarterly in arrears with respect to the average daily unused portion of the revolving loan commitments.  The commitment fee is subject to adjustment downward to 0.375% based on improvements in the Leverage Ratio of the Company.

FACILITY FEES

Certain other facility fees may be payable to the Administrative Agent from time to time, in the amounts and at the times separately agreed upon among the Company and the Administrative Agent.

SECURITY

The obligations of the Company under the Credit Agreement and the other Loan Documents are secured by a first priority Lien on substantially all of the assets of the Company, including without limitation, a pledge of 100% of the equity interests of the Company in each of its wholly-owned domestic subsidiaries and, up to a maximum of 65% of the total equity interests of each first-tier Foreign Subsidiary.

GUARANTY

The obligations of the Company under the Credit Agreement and the other Loan Documents are jointly and severally guaranteed by each wholly-owned domestic subsidiary of the Company, and each guarantor has secured its obligations under the guaranty by a first priority lien on substantially all of its assets, including without limitation, a pledge of 100% of the equity interests of such domestic subsidiary in each of its wholly-owned domestic subsidiaries and up to a maximum of 65% of the total equity interests of each first-tier Foreign Subsidiary.

NEGATIVE COVENANTS

The Credit Agreement contains covenants and provisions that restrict, among other things, the ability of the Company and its Subsidiaries to: (i) incur Indebtedness;  (ii) create, incur or suffer to exist Liens on any of its property or assets;  (iii) make Investments;  (iv) make Restricted Payments; (v) engage in mergers, consolidations and sales of all or substantially all their assets;  (vi) make any Asset Sales; (vii) enter into agreements restricting dividends and advances by their Subsidiaries; (viii) enter into any sale-leaseback transactions and (ix) engage in transactions with Affiliates.

FINANCIAL COVENANTS

The Credit Agreement requires the Company and its Subsidiaries on a consolidated basis to satisfy certain financial performance criteria. Specifically, the Company will not:

(i) permit at the end of any four consecutive fiscal quarters the ratio of Consolidated Indebtedness to Consolidated EBITDA to exceed the maximum amount set forth in the Credit Agreement for such period;

(ii) permit at the end of any four consecutive fiscal quarters the ratio of Consolidated EBITDA to Consolidated Interest Expense to be less than the minimum amount set forth in the Credit Agreement for such period; and

(iii) permit at the end of any four consecutive fiscal quarters, the ratio of Consolidated EBITDA (less the sum of (x) Consolidated Capital Expenditures and (y) the portion of taxes based on income and provisions for cash income taxes for such period) to Consolidated Fixed Charges to be less than the minimum amounts set forth in the Credit Agreement for such period.

PREPAYMENTS

The Credit Agreement provides that the Loans may be prepaid and the revolving loan commitments may be permanently reduced without penalty, in whole or in part, at any time; provided that Eurodollar Rate Loans may be prepaid only on the expiration of the applicable Interest Period unless certain breakage costs are reimbursed to the Lenders.  In addition, the Loans are subject to mandatory prepayment out of (i) Net Cash Proceeds arising from Asset Sales, (ii) Net Cash Proceeds arising from Debt Issuances or Disqualified Stock Issuances, (iii) Net Cash Proceeds arising from Extraordinary Receipts and (iv) commencing with the fiscal year ending January 1, 2007, 50% of the Excess Cash Flow of the Company, in each case subject to certain exceptions.

EVENTS OF DEFAULT

The Credit Agreement specifies certain customary events of default, including but not limited to failure to pay principal or interest or other amounts when due, breach of certain covenants or representations, cross-defaults to certain other agreements and indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain events of bankruptcy and insolvency, dissolution, certain ERISA-related defaults, a change of control, and a failure of any guaranty or security document supporting the credit facility to be in full force and effect.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 14, 2005, Carter’s, through its wholly owned subsidiary, TWCC, and Blue Merger Corp., a wholly owned subsidiary of TWCC, consummated its acquisition of OshKosh B’Gosh, Inc. (“OshKosh”), a Delaware corporation, pursuant to that certain Agreement and Plan of Merger dated May 10, 2005 by and among TWCC, Blue Merger Corp., and OshKosh (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Blue Merger Corp. merged (the “Merger”) with and into OshKosh, with OshKosh continuing as the surviving corporation.  Each share of common stock of OshKosh outstanding at the time of the merger was cancelled and converted into the right to receive $26.00 in cash.  All outstanding OshKosh stock options were redeemed at the spread between the $26.00 and their exercise price.

Carter’s will pay approximately $312 million in cash to OshKosh shareholders.

This description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

On July 14, 2005, Carter’s, through its wholly owned subsidiary, TWCC, borrowed approximately $500 million under its new Credit Agreement to finance in part the acquisition of OshKosh, TWCC’s previously announced tender offer and consent solicitation, the refinancing of its existing credit facility and to pay related fees and expenses. A brief description of the terms and conditions of the Credit Agreement are included in Item 1.01 of this Current Report, which description is incorporated into this item by reference. This description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed with this Current Report as Exhibit 1.01.

Item 8.01.    Other Events.

On July 14, 2005, Carter’s issued a press release announcing the consummation of the acquisition of OshKosh, the consummation of the previously announced tender offer and consent solicitation by its subsidiary, TWCC, for its outstanding 10.875% Senior Subordinated Notes due 2011 (CUSIP No. 146303AE2 and ISIN US146303AE25) and its new Credit Agreement.  A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.    Financial Statements and Exhibits.

(a) Financial statements of Businesses Acquired.

Financial statements for OshKosh required by Item 9.01(a) are not included with this Current Report and will be filed within 71 calendar days from the date this Current Report is required to be filed.

(b) Pro Forma Financial Information.

Pro forma financial information required pursuant to Article 11 of Regulation S-X for the acquisition of OshKosh required by Item 9.01(b) are not included with this Current Report and will be filed within 71 calendar days from the date this Current Report is required to be filed.

(c) Exhibits:

Exhibit

Exhibit 1.01	Credit Agreement, dated July 14, 2005
Exhibit 2.01	Merger Agreement, dated as of May 10, 2005 (incorporated by reference from Carter’s Current Report on Form 8-K filed May 11, 2005)
Exhibit 99.1	Press Release of Carter’s, dated July 14, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER’S, INC. THE WILLIAM CARTER COMPANY

July 14, 2005	By:	/s/ Michael D. Casey

Michael D. Casey
Executive Vice President and
Chief Financial Officer